Exhibit 5.1

September 3, 2003

Board of Directors
Galyan's Trading Company, Inc.
2437 East Main Street
Plainfield, Indiana 46168

Ladies and Gentlemen:

             We have acted as counsel to Galyan’s Trading Company, Inc., an Indiana corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), 300,000 shares of the Company’s authorized but unissued Common Stock (the “Shares”) to be issued pursuant to the Restricted Stock Agreement between the Company and Edwin Holman (the “Restricted Stock Agreement”) and the Stock Option Agreement between the Company and Edwin Holman (the “Stock Option Agreement”), both to be dated as of September 3, 2003 (the “Agreements”).

             In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1.	The Second Amended and Restated Articles of Incorporation of the Company, together with all amendments thereto;

2.	The Second Amended and Restated Bylaws of the Company, together with all amendments thereto;

3.	Resolutions relating to the Agreements and the Shares adopted by the Company's Board of Directors (the "Resolutions");

4.	A specimen certificate representing the Shares;

5.	The Registration Statement;

6.	The form of Restricted Stock Agreement; and

7.	The form of Stock Option Agreement.

We have also relied, without investigation as to the accuracy thereof, on other certificates of, and oral and written communications from, public officials and officers of the Company.

Board of Directors
Galyan’s Trading Company, Inc.
September 3, 2003

             For purposes of this opinion, (i) we have assumed the genuineness of all signatures of all parties other than the Company; (ii) we have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (iii) we have relied upon a certificate from an officer of the Company stating that the Resolutions will not be amended, altered or superseded prior to the issuance of the Shares.

             Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares to be issued pursuant to the terms of the Agreements are validly authorized and, when the Shares have been issued and delivered in accordance with the resolutions of the Board of Directors authorizing their issuance and the terms of the Agreements, the Shares will be legally issued, fully paid and non-assessable.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

Very truly yours,

/s/ Ice Miller